UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010
SYKES ENTERPRISES, INCORPORATED

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     See Item 2.01 below.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On December 16, 2010, the Board of Directors of Sykes Enterprises, Incorporated (the “Company”), upon the recommendation of its Finance Committee, approved a plan to sell its Argentina operations, which are operated through two Argentine subsidiaries: Centro Interaccion Multimedia S.A. (“CIMSA”) and ICT Services of Argentina, S.A. (“ICT Argentina”). CIMSA and ICT Argentina are offshore contact centers, with annualized revenues of approximately $43.4 million in 2010, providing contact center services through a total of three centers in Argentina to clients in the United States and in the Republic of Argentina. The decision to exit Argentina was made due to surging costs, primarily wage increases, which dramatically reduced the appeal of the Argentina footprint among the Company’s existing and new global clients and thus the overall future profitability of the Argentine operations.
     On December 13, 2010, the Company entered into the stock purchase agreement attached hereto as Exhibit 99.1, by and among the parties listed therein, and pursuant thereto, on December 16, 2010, the Company completed the sale of all of the shares of capital stock of CIMSA to individual purchasers for a nominal price. Pursuant to the CIMSA stock purchase agreement, immediately prior to closing, the Company made a capital contribution of $9.5 million to CIMSA to cover a portion of CIMSA’s liabilities. Immediately after closing, the purchasers made a capital contribution to CIMSA of $1.0 million, and CIMSA repaid a loan of $1.0 million to one of the Company’s subsidiaries. As this was a stock transaction, the Company has no future obligation with regard to CIMSA and there are no material post closing obligations.
     From an accounting perspective, this transaction is expected to result in a pre-tax loss on disposal of operations of approximately $30.6 million, which is comprised of the following:
•	investment in CIMSA of approximately $14.8 million through November 30, 2010, plus;

•	the additional $9.5 million capital contribution discussed above, plus;

•	an amount equal to approximately $0.6 million, which is being reserved in connection with the possible loss of a specific client business, plus;

•	the recognition of approximately $6.7 million of a cumulative translation adjustment loss, less;

•	the $1.0 million loan repayment by CIMSA discussed above.
     This estimated loss is subject to a more thorough review of the effects of the CIMSA sale from a financial accounting and tax perspective and to the completion of certain valuations.
     Additionally, on December 22, 2010, the Company entered into a letter of intent (the “ICT Letter of Intent”) to sell all of the shares of capital stock of ICT Argentina to a group of individual purchasers for a nominal purchase price. Pursuant to the ICT Letter of Intent, immediately prior to closing, the Company intends to fund ICT Argentina with a capital contribution of $3.2 million to cover a portion of ICT Argentina’s liabilities. The Company expects to close the sale of ICT Argentina prior to the end of the year, subject to the negotiation of a definitive stock purchase agreement and certain closing conditions to be included therein. However, there can be no assurances that the Company will be successful in negotiating a definitive agreement on the terms described herein, or that it will be able to close the transaction by year end. As this is expected to be a stock transaction, if the Company is successful in closing the contemplated transaction, subsequent to closing, it does not anticipate having any material future obligations with regard to ICT Argentina or any material post-closing obligations.
     From an accounting perspective, this transaction, if completed, is expected to result in a pre-tax loss on disposal of operations of approximately $4.0 million, which is comprised of the following:
•	investment in ICT Argentina of approximately $0.8 million through November 30, 2010, plus;
•	the additional $3.2 million capital contribution discussed above.
     This estimated loss is subject to a more thorough review of the effects of the ICT Argentina sale from a financial accounting and tax perspective and to the completion of certain valuations.
     The foregoing description of the CIMSA stock purchase agreement is qualified in its entirety by the terms and provisions of the stock purchase agreement, which is attached hereto as Exhibit 99.1.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     See Item 2.01 above.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.

Exhibit 99.1	Stock Purchase Agreement, dated as of December 13, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: December 22, 2010